Exhibit 10.14

Agree Realty Corporation

Agree Limited Partnership

2017 Executive Incentive Plan

This 2017 Executive Incentive Plan (the “Plan”) is a cash and equity compensation plan intended to encourage employees of Agree Realty Corporation (the “REIT”), a Maryland corporation, and Agree Limited Partnership (the “Partnership”), a Delaware limited partnership, and their subsidiaries (and, together with the REIT and the Partnership, the “Company”), to further the growth, development and financial success of the Company, to further align the Company and its executive officers’ performance with the interests of the Company’s shareholders, and to enable the Company to attract and retain highly-qualified employees. The Plan is for the benefit of the Participants (as defined below).

The Compensation Committee (the “Committee”) of the Board of Directors of the REIT (the “Board”) has adopted the Plan, effective February 16, 2017. All awards described herein are at the sole discretion of the Committee.

1.	Participants. Participation in the Plan shall be limited to such executive officers of the Company whom the Committee from time to time determines shall be eligible to receive cash and equity awards (an “Incentive Award”) hereunder (the “Participants”).

2.	Administration. The Plan shall be effective as of the date of its approval by the Committee. The Plan shall be administered by the Committee. The Committee shall have the discretion and authority to administer and interpret the Plan, including the authority to establish incentive programs or guidelines under the Plan (the “Incentive Guidelines”) from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion, including, without limitation, terms and conditions relating to the administration of the Plan and/or the determination and payment or grant of Incentive Awards hereunder. The Committee may modify, suspend, terminate or supersede the Incentive Guidelines at any time in its sole discretion. Any and all Incentive Guidelines adopted by the Committee shall be subject to the terms and conditions of the Plan. Any disputes under the Plan shall be resolved by the Committee, whose decision will be final.

3.	Performance Goals. The Plan is intended to provide incentives for the achievement of approved corporate and individual objectives (the “Performance Goals”), as determined by the Committee with respect to each fiscal year that an Incentive Award is granted (each an “Incentive Plan Year”).

Performance Goals under the Plan shall be set annually by the Committee in its sole discretion. It is intended that the Performance Goals be objectively determinable, with the selection and weighting of the various Performance Goals to be approved by the Committee at the beginning of each Incentive Plan Year. A portion of an Incentive Award may also be subject to the Committee’s subjective judgment.

A Performance Goal may be a single goal or a range with a threshold goal up to a maximum goal. Unless otherwise determined by the Committee, the amount of each Participant’s Incentive Award shall be based upon an incentive formula determined by the Committee in its sole discretion that ties such Incentive Award to the attainment of the applicable Performance Goals. The Committee may in its sole discretion modify or change the incentive formulas and/or Performance Goals at any time and from time to time during or upon completion of an Incentive Plan Year.

4.	Plan Design. Incentive Awards may consist of two components: a cash incentive and an equity incentive.

Each Participant may be assigned a target cash incentive percentage (“Target Cash Incentive Percentage”) and a target equity incentive percentage (“Target Equity Incentive Percentage” and, together with the Target Cash Incentive Percentage, the “Target Incentive Percentages”) based on his or her job classification and responsibilities for the Incentive Plan Year. If a Participant moves from one Target Incentive Percentage level to another during an Incentive Plan Year, his or her Target Incentive Percentage will be prorated according to the time in each position during the Incentive Plan Year. The target cash incentive (“Target Cash Incentive”) for each Participant will be determined by multiplying his or her Target Cash Incentive Percentage by his or her annual base salary (“Base Salary”) earned for the Incentive Plan Year. The target equity incentive (“Target Equity Incentive” and, together with Target Cash Incentive, the “Target Incentive Award”) for each Participant will be determined by multiplying his or her Target Equity Percentage by his or her Base Salary. The Target Incentive Percentages for each Participant shall be approved by the Committee at the beginning of each Incentive Plan Year. Incentive Awards may have maximum payout potential of greater than 100% of the Participant’s Target Incentive Award.

For example, in 2017 the Committee approved the following Target Incentive Percentages for the Participants:

Position	Target Cash Incentive Percentage (as a % of Base Salary)	Target Equity Incentive Percentage (as a % of Base Salary)
Chief Executive Officer	100%	383%
Chief Operating Officer	40%	100%
Chief Financial Officer	40%	70%

Target Cash Incentive. The Target Cash Incentive is earned based on the achievement of the applicable Performance Goals for the Incentive Plan Year. The Committee will evaluate the Company’s and/or Participant’s performance relative to the Performance Goals following the completion of the Incentive Plan Year. The actual Target Cash Incentive earned by a Participant will be interpolated between threshold, target and maximum. Performance will range from 0% for failure to reach threshold performance, to 50% of target for achieving threshold performance to 150% of target for achieving maximum performance.

Target Equity Incentive. The Target Equity Incentive is earned based on the achievement of the applicable Performance Goals for the Incentive Plan Year. The Committee will evaluate the Company’s and/or Participant’s performance relative to the Performance Goals following the completion of the Incentive Plan Year. The actual Target Equity Incentive earned by a Participant will be interpolated between threshold, target and maximum. Performance will range from 0% for failure to reach threshold performance to 50% of target for achieving threshold performance to 150% of target for achieving maximum performance. Based on the Committee’s determination of target achievement, the Participant will be issued at the time of such determination a number of restricted shares and a number of performance shares with a then aggregate fair market value equal to the amount of the incentive award payable in equity. The percentage of shares to be issued as restricted shares and the percentage of shares to be issued as performance shares shall be established by the Committee at the time of such issuance. The restricted shares shall vest ratably over a five year period with one-fifth of the shares vesting on each anniversary of the date of issuance. The performance shares shall be earned contingent on the achievement of long term performance goals (“Long Term Performance Goals”) achieved over a three-year period (the “Long Term Period”) following the end of the applicable Incentive Plan Year. The Long Term Performance Goals for the Incentive Plan Year applicable to such performance shares shall be set and communicated at the beginning of the Incentive Plan Year.

The Committee will evaluate the Company’s and/or Participant’s performance relative to the Long Term Performance Goals following the completion of the Long-Term Period and determine the performance range from 0% for failure to reach threshold performance to 50% of target for achieving threshold performance to 150% of target for achieving maximum performance. The performance shares earned will be interpolated between threshold, target and maximum. The Committee shall have the option to adjust each Long-Term Performance Goal as appropriate to take into account significant unbudgeted transactions and unforeseen events.

There will be no Incentive Award payable to a Participant for any metric in the event the Company achieves less than the threshold level for the applicable annual performance period.

5.	Calculation of Incentive Awards. The Company’s and/or individual’s performance in respect of each Performance Goal will be determined by the Committee at the following times: (a) following the end of the Incentive Plan Year for the Target Cash Incentive, (b) following the end of the Incentive Plan Year for the restricted share based portion of the Target Equity Incentive and (c) following the end of the Incentive Plan Year and the end of the Long-Term Period for the performance share based portion of the Target Equity Incentive.

The actual Incentive Awards for a Participant will be calculated by the Committee as soon as practicable following the completion of the relevant year by comparing the Performance Goals to the Target Incentive Awards for such Participant according to the weightings and methods approved by the Committee during the Incentive Plan Year. The Committee may, in its discretion, reduce or eliminate an Incentive Award otherwise payable to any Participant. Any such reduction or elimination may be made based on objective or subjective determinations as the Committee determines appropriate.

6.	Payment or Grant of Incentive Awards. The actual payment of the cash portion of any earned Incentive Awards to each Participant (and the actual issuance to each Participant of the equity portion of the Incentive Awards) will be made as soon as practical after final certification of the underlying performance results and approval of such payment of cash or grant of equity by the Committee for the applicable Incentive Plan Year; provided, however, that in no event will any such payment or equity issuance be made later than March 15 of the year next following the applicable Incentive Plan Year.

A Participant whose employment terminates voluntarily prior to earning his or her Incentive Awards (or, in the case of restricted shares, the vesting date) will not be eligible to receive or will be required to forfeit for no consideration the Incentive Award. If a Participant’s employment is terminated involuntarily during an Incentive Plan Year, or prior to payment, earning or vesting of his or her Incentive Award, other than by reason of his or her death or Disability (as defined below), it will be at the absolute discretion of the Committee whether or not any Incentive Award payment or grant is made or allowed to be retained or any remaining unvested restricted shares continue to vest. Incentive Award payments or grants will be prorated to the extent a Participant’s employment terminates during the Incentive Plan Year by reason of his or her death or Disability based on the portion of the fiscal year such Participant held an eligible position. Any proration pursuant to this Section 6 shall be made by the Committee, in its sole discretion.

For purposes of the Plan, “Disability” shall have the meaning ascribed to such term in the Agree Realty Corporation 2014 Omnibus Incentive Plan.

7.	Amendment, Suspension and Termination of the Plan. The Committee shall have the authority to amend, suspend or terminate the Plan at any time in its sole discretion.

8.	Clawback. All awards under this Plan are subject to clawback in accordance with the requirements of the applicable award agreement and applicable incentive plan, applicable law and regulation and the listing requirements of any exchange on which the Company’s common stock is listed for trading.

9.	Miscellaneous.

a)	The Company has the right to deduct from any Incentive Award (or any other amount owing by the Company to a Participant) any amount or shares necessary to pay all federal, state, and local taxes required by law or Company policy in respect of Incentive Awards.

b)	Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause. Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect any rights that a Participant may otherwise have under an employment or severance agreement or plan with or maintained by the Company to which such Participant is a party or under which such Participant is a beneficiary.

c)	The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment or grant of any Incentive Awards under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

d)	No Incentive Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to an Incentive Award granted to a Participant under the Plan shall be available during his or her lifetime only to the Participant, unless otherwise determined by the Committee in its sole discretion.

e)	Notwithstanding anything in the Plan to the contrary, any and all amounts payable to any Participant under the Plan from time to time may, in the Committee’s sole discretion, be reduced or offset by any amounts then due or owing by such Participant to the Company or any of its affiliates pursuant to or in accordance with any benefit or compensation plan, program, policy or arrangement maintained by the Company or such affiliates.

f)	Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

g)	The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Michigan. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Any and all controversies or disputes involving, relating to, or arising out of, or under, this Plan, including but not limited to its construction, interpretation or enforcement, shall be litigated exclusively in the state or federal courts sitting in Oakland County, Michigan. Each Participant is hereby deemed to irrevocably and unconditionally consent to the personal jurisdiction of the state courts in Oakland County, Michigan with regard to any and all controversies or disputes involving, relating to, or arising out of, or under, the Plan. Each Participant is further deemed to irrevocably and unconditionally waive any defense or objection of lack of personal jurisdiction over Participant by the state or federal courts sitting in Oakland County, Michigan.

h)	Incentive Award payments or grants are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder. Accordingly, to the extent necessary to cause Incentive Award payments or grants hereunder to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder, an Incentive Award payment or grant shall be made not later than the later of (i) the fifteenth day of the third month following the Participant’s first taxable year in which the Incentive Award payment or grant is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the Incentive Award payment or grant is no longer subject to a substantial risk of forfeiture; provided, however, that if due to administrative reasons Incentive Awards are not paid within the foregoing time periods, then such Incentive Awards will be paid as soon as administratively feasible but no later than the last day of the calendar year following the end of the Incentive Plan Year to which such Incentive Awards relate.